UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 22, 2008 (August 18, 2008)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 20, 2008, Comstock Homebuilding Companies, Inc. (the “Company”) and Comstock Penderbrook, L.C. (“Penderbrook Subsidiary”), a wholly-owned subsidiary of the Company received a notice of default from Guggenheim Corporate Funding (“Guggenheim”) under a Loan Agreement originally dated February 22, 2007 in the original principal amount of $28,000,000 (the “Penderbrook Note”). The Penderbrook Note is secured by condominium units at the Penderbrook Subsidiary’s condominium conversion project in Fairfax, Virginia. The outstanding balance under the Penderbrook Note at the time of the notice was approximately $13,525,000 million net of a fully funded cash interest reserve of approximately $1,276,000 million. Demand was also made of the Company under a Pledge Agreement dated February 22, 2007 wherein the Company pledged a security interest in its membership interest in the Penderbrook Subsidiary.

On August 18, 2008, Comstock Homes of Atlanta, LLC (“CHOA”), a wholly-owned subsidiary of the Company, received a notice of default dated August 14, 2008 under a Construction Loan Note dated September 22, 2005, made payable by CHOA to the order of RBC Real Estate Finance Inc. (“RBC”), in the principal amount of $177,250.00 (“CHOA Note”). As of the date of notice there was an outstanding balance due under the CHOA Note of $71,087.00 relating to the Company’s Glen Ivy project in Atlanta, Georgia. The Company is not a guarantor of the CHOA Note.

On August 18, 2008, Buckhead Overlook, LLC (“Buckhead”), a wholly-owned subsidiary of the Company, received a notice of default dated August 14, 2008 under a Construction Loan Note dated April 22, 2005, made payable by Buckhead to the order of RBC, in the principal amount of $3,725,000.00 (“Buckhead Note”). As of the date of notice there was an outstanding balance due under the Buckhead Note of $2,445,516.00, relating to the Company’s Shiloh Road project in Atlanta, Georgia. CHOA received notice as a guarantor of the Buckhead Note. The Company was not noticed and is not a guarantor of the Buckhead Note.

On August 18, 2008, Post Preserve, LLC (“Post Preserve”), a wholly-owned subsidiary of the Company, received a notice of default dated August 14, 2008 under a Construction Loan Note dated December 14, 2004, made payable by Post Preserve to the order of RBC, in the principal amount of $3,180,000.00 (“Post Preserve Note”). As of the date of notice there was an outstanding balance due under the Post Preserve Note of $3,299,348.00, relating to the Company’s Post Road II project in Atlanta, Georgia. CHOA received notice as a guarantor of the Post Preserve Note. The Company was not noticed and is not a guarantor of the Post Preserve Note.

The Company has previously announced that it ceased making interest payments on a substantial portion of its indebtedness. The cessation of interest payments in connection with the notices referenced herein could lead to additional notices of default being received by the Company. In the event the Company and its subsidiaries are deemed to be in default under any of the notes listed herein or any future notices, each of the lenders may be entitled to exercise a variety of rights, including (i) accelerating the loans, (ii) terminating the loans, (iii) reducing its claims to judgments and (iii) exercising all other legal and equitable remedies it may have. In addition, in the event the Company and its subsidiaries are deemed to be in default under the notes, the Company, directly or indirectly through additional subsidiaries could be deemed to be in default under other credit facilities, which would potentially give the Company’s other lenders the right to exercise their rights with respect to the remainder of the Company’s outstanding indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal R. Thompson
General Counsel and Secretary